SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of The

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

RENOVIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing of which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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RENOVIS, INC.

Two Corporate Drive

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 8, 2005

To the Stockholders:

NOTICE IS HEREBY GIVEN, that the annual meeting of stockholders of Renovis, Inc. will be held on June 8, 2005, at 2 p.m. Pacific time, at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California, for the following purposes:

•	to elect three directors to hold office until the 2008 annual meeting of stockholders or until the election and qualification of their respective successors;

•	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year 2005; and

•	to transact any other business which is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Stockholders of record at the close of business on April 12, 2005 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. You may inspect a complete list of stockholders eligible to vote at the meeting at our offices during the ten days prior to the meeting. All stockholders are cordially invited to attend the annual meeting.

By order of the Board of Directors:

Alan C. Mendelson
Secretary

May 13, 2005

Two Corporate Drive

South San Francisco, California 94080

RENOVIS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 8, 2005

INTRODUCTION

General

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco on June 8, 2005 at 2 p.m. Pacific time, and at any adjournments or postponements of the annual meeting.

This solicitation is made on behalf of our Board of Directors and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, telegraph, fax or personal interview. We will not pay any additional compensation to directors, officers or other employees for such services but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders. We have retained Wells Fargo Shareowner Services to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions for a customary fee, estimated to be approximately $5,000, plus reimbursement of expenses.

A copy of our Annual Report to Stockholders for the year ended December 31, 2004, this proxy statement and accompanying proxy card will be first mailed to stockholders on or about May 13, 2005.

Our principal executive offices are located at Two Corporate Drive, South San Francisco, California 94080, telephone (650) 266-1400.

Quorum and Voting Requirements

Our outstanding common stock constitutes the only class of securities entitled to vote at the meeting. Stockholders of record of our common stock at the close of business on April 12, 2005 are entitled to notice of, and to vote at, the meeting. On that date, 24,711,301 shares of our common stock were issued and outstanding. The presence at the meeting, in person or by proxy, of a majority of those shares will constitute a quorum. Each share of common stock is entitled to one vote.

There are no statutory or contractual rights of appraisal or similar remedies available to stockholders in connection with any matter to be acted on at the meeting.

A proxy card is enclosed for your use. We ask that you sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States.

The election of the director nominees requires a plurality of the votes cast for the election of directors; accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, by checking the appropriate box on your proxy card you may cast your votes in favor of, or withhold your votes with respect to, some or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting for Proposal Nos. 1 and 2. With respect to any other business that may properly come before the meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in determining whether a matter has been approved. Because an abstention or broker non-vote is not treated as a “vote” for or against a particular matter, it will generally not have any impact on a proposal.

Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the meeting, voting in person at the meeting or submitting a signed proxy card at the meeting.

Your vote is important. Accordingly, please sign and return the accompanying proxy card whether or not you plan to attend the meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting by:

•	delivering written notice of revocation to our Chief Financial Officer, c/o Renovis, Inc., Two Corporate Drive, South San Francisco, California 94080;

•	submitting a later dated proxy; or

•	attending the meeting and voting in person.

Your attendance at the meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial owner but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with your instructions.

All votes cast at the meeting will be tabulated by the persons appointed by us to act as inspectors of election for the meeting.

PROPOSAL NO. 1:

ELECTION OF NOMINEES TO BOARD OF DIRECTORS

General Information

Our Amended and Restated Bylaws, or Bylaws, provide for three classes of directors that serve staggered terms of one, two or three years as is designated at the time of a director’s election. In accordance with our Amended and Restated Certificate of Incorporation and Bylaws, the Board of Directors may fill existing vacancies on the Board of Directors by appointment. The current vacancy on the Board of Directors was filled with the appointment of Bruce L.A. Carter, Ph.D., on April 23, 2005. Our Nominating and Governance Committee identified Dr. Carter as a candidate for our Board of Directors based on his extensive experience as an executive in the biotechnology industry and determined that his background and expertise satisfied the Nominating and Governance Committee’s criteria for directors. There are currently three Class III directors, whose terms expire at the annual stockholders’ meeting in 2006, and three Class I directors, whose terms expire at the annual stockholders’ meeting in 2007. The term of office of the Class II directors will expire in 2005, and three nominees for director are to be elected as Class II directors. The three nominees are Nancy M. Crowell, John H. Friedman and John P. Walker, each of whom currently serves as a Class II director and were previously appointed by the Board of Directors. The Nominating and Governance Committee recommended to the Board of Directors that Ms. Crowell, Mr. Friedman and Mr. Walker be nominated for election to this class, each for a three year term ending on the date of the annual meeting in 2008 or until a successor is duly elected or appointed. Proxies cannot be voted for more than three persons.

Each nominee for director has consented to being named in this proxy statement and has indicated his or her willingness to serve if elected. Proxies received by us will be voted for the nominees. Although we do not anticipate that any nominee will be unavailable for election, if a nominee is unavailable for election, we will vote the proxies for any substitute nominee we may designate.

Each nominee for election to the Board of Directors currently serves as one of our directors and has continually served as a director since the date such person initially became a director, which is set forth below. The following table sets forth information as of March 31, 2005 with respect to our directors, including three persons nominated for election at the meeting.

Name of Nominee or Director	Age	Position	Director Since
Edward E. Penhoet, Ph.D.(1)(2)	64	Chairman of the Board of Directors	2000
Corey S. Goodman, Ph.D.	53	President and Chief Executive Officer, Director	2001
Bruce L.A. Carter, Ph.D.(4)	61	Director	2005
Nancy M. Crowell(1)	56	Director	2001
Anthony B. Evnin, Ph.D.(1)	64	Director	2000
John H. Friedman(1)(3)	51	Director	2003
Yasunori Kaneko, M.D.(3)	51	Director	2000
Edward M. Scolnick, M.D.(2)	64	Director	2001
John P. Walker(2)(3)	56	Vice Chairman of the Board of Directors	2002

(1)	Member of the Compensation Committee
(2)	Member of the Nominating and Governance Committee
(3)	Member of the Audit Committee
(4)	Bruce L.A. Carter, Ph.D., was appointed to the Board of Directors on April 23, 2005.

The principal occupations and positions for at least the past five years of our directors and director nominees are as follows:

Class II Nominees for Election to the Board of Directors for a Three-Year Term Ending in 2008

Nancy M. Crowell has been a member of our Board of Directors since December 2001. Ms. Crowell is a Partner of Flagship Ventures, a venture capital firm, and is a founding General Partner of Flagship Ventures’

Applied Genomic Technology Capital Fund. Prior to joining Flagship Ventures in 2000, Ms. Crowell was a Partner and Managing Director at Cowen & Company (now SG Cowen Securities Corporation) from 1989 to 1999. Ms. Crowell founded and managed Cowen’s healthcare investment banking practice. Prior to joining Cowen, Ms. Crowell held various investment banking and research positions at Robert Fleming Inc., Dean Witter Reynolds, Inc., Merrill Lynch & Co., Inc. and Citibank International. Ms. Crowell received a B.A. in Psychology from Wellesley College and an M.B.A. from the Haas School of Business at the University of California, Berkeley. In addition to Renovis, Ms. Crowell is a member of the board of directors of Cell Genesys, Inc., a biotechnology company, as well as a private company.

John H. Friedman has been a member of our Board of Directors since August 2003. Mr. Friedman is the Managing Partner of Easton Hunt Capital Partners, L.P., a private investment firm founded by Mr. Friedman in 1999. Since 1991, Mr. Friedman has also been the President of Easton Capital Corp., a private investment firm. From 1989 to 1991, Mr. Friedman was the founder and Managing General Partner of Security Pacific Capital Investors, a private investment firm. Prior to joining Security Pacific, Mr. Friedman was a Managing Director and Partner at E.M. Warburg, Pincus & Co., Inc., where he was employed from 1981 to 1989. From 1978 to 1980, Mr. Friedman was an attorney with Sullivan & Cromwell LLP and during 1980 he was employed at Shearson Loeb Rhoades. Mr. Friedman received a B.A. in History from Yale College and a J.D. from Yale Law School. In addition to Renovis, Mr. Friedman is a member of the board of directors of Comverse Technology, Inc., a telecommunications equipment company, YM BioSciences, Inc., a biotechnology company, and Conor Medsystems, Inc., a drug delivery technology company, as well as several private companies.

John P. Walker has been a member of our Board of Directors since December 2002 and was appointed Vice Chairman of our Board of Directors in 2004. Since 2001, Mr. Walker, acting as a consultant and investor, has served as an Investment Advisor to MDS Capital Corp., Interim Chief Executive Officer of KAI Pharmaceuticals, Chairman and Interim Executive Officer at Guava Technologies, Chairman and Chief Executive Officer of Bayhill Therapeutics and Chairman and Interim Chief Executive Officer of Centaur Pharmaceuticals, Inc. From 1993 to 2001, he was Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals Inc. and its predecessor company, Arris Pharmaceutical Corporation. Prior to his association with Arris, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a biomaterials company which was sold to Union Carbide Chemical and Plastics Company Inc. in 1990. From 1971 to 1985, Mr. Walker was employed by American Hospital Supply Corporation in a variety of general management, sales and marketing positions, most recently serving as President of the American Hospital Company. He holds a B.A. in History from the State University of New York at Buffalo and is a graduate of the Advanced Executive Program, J.L. Kellogg Graduate School of Management at Northwestern University. In addition to Renovis, Mr. Walker is a member of the board of directors of Discovery Partners International Inc. and Geron Corporation, each a biotechnology company, as well as several privately held biotechnology companies.

Class III Directors Continuing in Office Until the Annual Meeting of Stockholders in 2006

Anthony B. Evnin, Ph.D., has been a member of our Board of Directors since July 2000. Dr. Evnin is a Managing General Partner of Venrock Associates, a venture capital firm, where he has been a Partner since 1974. Dr. Evnin received an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology. In addition to Renovis, Dr. Evnin is a member of the board of directors of Memory Pharmaceuticals Corp. and Icagen, Inc., each a biopharmaceutical company, as well as several private companies.

Yasunori Kaneko, M.D., has been a member of our Board of Directors since July 2000. Dr. Kaneko is Managing Director of Skyline Ventures, a venture capital firm specializing in early stage health care companies which he joined in 1999. Prior to joining Skyline in 1999, Dr. Kaneko was the first business executive at Tularik Inc., where at various times he was Chief Financial Officer and Vice President, Business Development from 1992 until Tularik’s initial public offering in 1999. From 1991 to 1992, Dr. Kaneko was the Chief Financial Officer of Isis Pharmaceuticals, Inc., a biotechnology company. From 1987 to 1991, he was head of corporate finance in the investment banking division of Paribas Capital Markets Ltd. in Tokyo, Japan and from 1981 to 1987, he was a Product Manager at Genentech, Inc., a biotechnology company. Dr. Kaneko received an M.D. from Keio University School of Medicine and an M.B.A. from Stanford University Graduate School of Business. In addition to Renovis, Dr. Kaneko is a member of the board of directors of several private companies.

Edward M. Scolnick, M.D., has been a member of our Board of Directors since August 2001. Dr. Scolnick is Director of the Psychiatric Disease Initiative at the Broad Institute of Massachusetts Institute of Technology and Harvard. He is also President Emeritus of Merck Research Laboratories. From 1982 to 2003, Dr. Scolnick served in multiple capacities at Merck Research Laboratories, including President and Executive Vice President for Science and Technology at Merck & Co., Inc., a pharmaceutical company. Dr. Scolnick served on the board of directors of Merck from 1997 to 2002. Prior to joining Merck, Dr. Scolnick worked at the National Cancer Institute from 1970 to 1982 and the National Heart Institute from 1967 to 1970. Dr. Scolnick is a member of the National Academy of Sciences, the American Academy of Arts and Sciences and the Institute of Medicine. Dr. Scolnick’s involvement in the mental health field includes current memberships on the board of directors for McLean Hospital and the McGovern Institute for Brain Research and his position as President of the Pennsylvania Montgomery County Chapter of the National Alliance for the Mentally Ill. Dr. Scolnick was previously a member of the National Institute of Mental Health Board of Councilors, the FDA Science Board, the Governor’s Pennsylvania Health Research Advisory Committee and the board of directors of Pennsylvania Montgomery County Emergency Services. Dr. Scolnick received an A.B. in Biochemical Sciences from Harvard College and an M.D. from Harvard University Medical School. In addition to Renovis, Dr. Scolnick is a member of the board of directors of Millipore Corporation, a biotechnology company, as well as several private companies.

Class I Directors Continuing in Office Until the Annual Meeting of Stockholders in 2007

Corey S. Goodman, Ph.D., has served as our President and Chief Executive Officer and a Director since September 2001 and is a co-founder of Renovis. From 1987 to 2001, Dr. Goodman was a professor at the University of California, Berkeley, most recently as the Evan Rauch Professor of Neuroscience, the Director of the Wills Neuroscience Institute and an Investigator with the Howard Hughes Medical Institute. From 1979 to 1987, Dr. Goodman was on the faculty of Stanford University. Dr. Goodman is a member of the National Academy of Sciences, American Academy of Arts and Sciences and the American Philosophical Society. Dr. Goodman’s honors include the Alan T. Waterman Award in 1983, the Gairdner Award in 1997 and the March-of-Dimes Prize in Developmental Biology in 2001. Dr. Goodman is Chair of the National Research Council’s Board of Life Sciences and President of the McKnight Endowment Fund for Neuroscience. Dr. Goodman co-founded Exelixis, Inc., a biotechnology company, in 1994. Dr. Goodman received a B.S. in Biology from Stanford University, a Ph.D. in Neurobiology from the University of California, Berkeley and was a postdoctoral fellow at the University of California, San Diego. In addition to Renovis, Dr. Goodman is a member of the board of directors of a private information technology company.

Bruce L.A. Carter, Ph.D., has been a member of our Board of Directors since April 2005. Since April 2005, Dr. Carter has been the Chairman of ZymoGenetics, Inc., a biotherapeutic company, and since April 1998, President and Chief Executive Officer of the company. From 1994 to April 2000, Dr. Carter was Corporate Executive Vice President and Chief Scientific Officer for Novo Nordisk A/S. From 1994 to December 1998, Dr. Carter served as Chairman of ZymoGenetics and, from 1988 to 1994, served as President of the company. He joined ZymoGenetics in 1986 as Vice President of Research and Development. From 1982 to 1986, Dr. Carter held various positions at G.D. Searle & Co., Ltd., a British pharmaceutical company, including Head, Molecular Genetics. From 1975 to 1982, he was a Lecturer at Trinity College, University of Dublin. Dr. Carter currently serves on the board of Biotechnology Industry Organization (BIO). Dr. Carter received a B.S. in Botany from the University of Nottingham and a Ph.D. in Microbiology from Queen Elizabeth College, University of London. In addition to Renovis, Dr. Carter is a member of the board of directors of Epigenomics A.G., a molecular diagnostics company, as well as certain private companies.

Edward E. Penhoet, Ph.D., has served as Chairman of our Board of Directors since January 2000 and is a co-founder of Renovis. Since September 2004, Dr. Penhoet has served as President of the Gordon and Betty

Moore Foundation. From July 2002 to September 2004, he served as its Chief Program Officer, Science and Higher Education. Since September 2000, Dr. Penhoet has been a director of Alta Biopharma Partners II, LLC, a venture capital firm. He served as Dean of the School of Public Health at the University of California, Berkeley from July 1998 to July 2002. From May 1998 to February 2001, Dr. Penhoet served as Vice Chairman of the Board of Chiron Corporation, a biotechnology company, which he co-founded in 1981. From 1981 to May 1998, he served as President, Chief Executive Officer and a director of Chiron. From 1971 to 1981, he was a faculty member in the Department of Biochemistry at the University of California, Berkeley. In December 2004, Dr. Penhoet was appointed Vice Chairman of the Independent Citizen’s Oversight Committee of the California Institute of Regenerative Medicine. Dr. Penhoet received a B.A. in Biology from Stanford University and a Ph.D. in Biochemistry from the University of Washington. In addition to Renovis, Dr. Penhoet is a member of the board of directors of Chiron, ZymoGenetics, as well as certain private companies.

Board Independence and Corporate Governance

The laws and rules governing public companies and the Nasdaq National Market, or Nasdaq, listing requirements oblige our Board of Directors to determine the independence of its members, discuss certain aspects of its corporate governance and discuss in detail certain aspects of its various committees. Accordingly, our Board of Directors has determined that Dr. Penhoet, Dr. Carter, Ms. Crowell, Dr. Evnin, Mr. Friedman, Dr. Kaneko, Dr. Scolnick and Mr. Walker, which individuals constitute a majority of our Board of Directors, are independent (as independence is currently defined by Nasdaq listing standards).

Our Board of Directors has adopted a Compensation Committee Charter, an Audit Committee Charter and a Nominating and Governance Committee Charter, each of which are available on our website at www.renovis.com in the section titled, “Investors” under the subsection titled “Corporate Governance.”

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees. The code promotes the ethical and honest conduct of our officers and employees and addresses the identification and disclosure of conflicts of interest, the importance of accurate and reliable company records, such as financial records and public reports, and compliance with laws and regulations. The code of conduct is available on our website at www.renovis.com in the section titled, “Investors” under the subsection titled, “Corporate Governance.” Renovis also has standards and guidelines for the conduct of its employees and officers that are set forth in Renovis’ employee handbook. If we make any substantive amendments to the code of conduct or grant any waiver from a provision of the code of conduct to any of our executive officers or directors, we will make them available through our website as they are adopted.

To date we have not adopted a formal process for stockholder communications with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by our Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications with our Board of Directors has been excellent. Nevertheless, during the upcoming year the Nominating and Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with our Board of Directors and, if adopted, publish it promptly and post it to our website.

The Board of Directors and its Committees

In 2004, our Board of Directors met seven times and acted by written consent one time and each director attended at least 75% or more of the total meetings of our Board of Directors and of the committees on which they served held during the period of 2004 for which they were a director or committee member, respectively, except for Dr. Scolnick. Currently Renovis does not maintain a formal policy regarding director attendance at the annual meeting of stockholders. However, it is expected that, absent compelling circumstances, directors will be in attendance. Of our incumbent directors, Dr. Evnin, Mr. Friedman, Dr. Scolnick and Mr. Walker did not

attend our annual meeting of stockholders held in 2004. Dr. Carter was not a member of our Board of Directors in 2004. Our Board of Directors has three standing committees, the Compensation Committee, the Audit Committee and the Nominating and Governance Committee.

Compensation Committee

Our Compensation Committee designs, reviews and makes recommendations to our Board of Directors regarding our compensation plans, policies and programs, especially those regarding executive compensation. Our Board of Directors has adopted a written charter for the Compensation Committee, which is accessible on our Company’s website www.renovis.com, in the section titled, “Investors” under the subsection titled, “Corporate Governance.” The Compensation Committee administers our Amended and Restated 2000 Equity Incentive Plan, Amended and Restated 2003 Equity Incentive Plan, Amended and Restated 2003 Stock Plan, 2005 Employment Commencement Incentive Plan and Corporate Bonus Plan. The Compensation Committee is comprised of Dr. Evnin, as the Chairperson, Dr. Penhoet, Ms. Crowell and Mr. Friedman. The current members of the Compensation Committee are all independent (as independence is defined by Nasdaq listing standards). The Compensation Committee met five times during 2004. Each of Drs. Evnin and Penhoet and Mr. Friedman did not attend one meeting. The report of our Compensation Committee is included on page 22 of this proxy statement.

Audit Committee

Our Audit Committee assists our Board of Directors with its oversight responsibilities regarding (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of our internal audit function, if any, and independent auditors. Our Audit Committee selects our independent auditors, approves all fee arrangements with the independent auditors, reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. Our Board of Directors has adopted a written charter for the Audit Committee, which is accessible on our Company’s website www.renovis.com, in the section titled, “Investors” under the subsection titled, “Corporate Governance.” The Audit Committee is currently comprised of Dr. Kaneko, as the Chairperson, and Messrs. Friedman and Walker. The Audit Committee met six times during 2004, and all members were in attendance at each meeting, except Mr. Walker who did not attend one meeting. Our Board of Directors has determined that all three current members of the Audit Committee are “independent” directors, as determined in accordance with Rule 10A-3(b)(1) of the Exchange Act and the current rules of the National Association of Securities Dealers’ listing standards. Our Board of Directors has determined that Dr. Kaneko is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The report of our Audit Committee is included on page 26 of this proxy statement.

Nominating and Governance Committee

Our Nominating and Governance Committee assists our Board of Directors with its responsibilities regarding the identification of individuals qualified to become Board members, the selection of the director nominees for the next annual meeting of stockholders and the selection of director candidates to fill any vacancies on our Board of Directors. The Nominating and Governance Committee is also responsible for developing and recommending our Board of Directors a set of corporate governance guidelines and principals applicable to us. Our Board of Directors has adopted a written charter for the Nominating and Governance Committee, which is accessible on our Company’s website www.renovis.com, in the section titled, “Investors” under the subsection titled, “Corporate Governance.” The Nominating and Governance Committee is currently comprised of Dr. Penhoet, as the Chairperson, Dr. Scolnick and Mr. Walker. The Nominating and Governance Committee met once during 2004, and all members were in attendance at such meeting. Drs. Penhoet and Scolnick and Mr. Walker are independent members of the Board (as independence is defined by Nasdaq listing standards).

Before recommending an individual to our Board of Directors for Board membership, the Nominating and Governance Committee canvasses the members of our Board of Directors and management team for the names of potential members for our Board of Directors. In 2005, this process resulted in the identification of potential director candidates, including Dr. Carter, who was appointed to our Board of Directors in April 2005.

The Committee keeps our Board of Directors regularly apprised of its discussions with potential members, and the names of potential members received from its current members, management and stockholders, if the stockholder notice of nomination is timely made. Our Board of Directors has not adopted a fixed set of minimum qualifications for candidates for Board membership. Ms. Crowell, Mr. Friedman and Mr. Walker’s appointments to our Board of Directors were approved by all members of our Board of Directors.

The Nominating and Governance Committee will consider a number of criteria, including some or all of the following factors, in recommending candidates for election to our Board of Directors: (i) experience in corporate governance, such as an officer or former officer of a publicly held company; (ii) experience in the biotechnology industry; (iii) experience as a board member of another publicly held company; and (iv) academic expertise in an area of our operations. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. In connection with the appointment of Dr. Carter to our Board of Directors in April 2005, the Nominating and Governance Committee determined that Dr. Carter satisfied all of its primary criteria and that he was well qualified to serve on our Board of Directors. In the case of a nominee to a board committee, the candidate must also satisfy the independence requirements of Nasdaq listing standards, applicable Securities and Exchange Commission, or SEC, rules and regulations, and those set forth in the corporate governance guidelines and principles applicable to Renovis that have been developed by the Nominating and Governance Committee and approved by our Board of Directors. In addition, nominees for membership on the Nominating and Governance Committee, Audit Committee and Compensation Committee must satisfy the selection criteria specified in the relevant committee charter. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, the operating requirements of Renovis and the long-term interests of stockholders. Given the current needs of our Board of Directors and Renovis, to maintain a balance of knowledge, experience and capability, the Nominating and Governance Committee considers several individual factors, such as the potential member’s area of expertise and the usefulness of that area of expertise to Renovis, the reasonable availability of the potential member, and the potential member’s character and reputation. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to Renovis during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships or transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Governance Committee will determine whether the nominee must be independent for Nasdaq purposes. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Governance Committee will consider stockholders’ nominations for directors only if written notice is timely received by the Secretary of Renovis at Renovis, Inc., Two Corporate Drive, South San Francisco, California 94080, in accordance with our Bylaws. To be timely, notice must be received not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting, unless the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, in which case notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Nominating and Governance Committee has not received any recommended nominations from any of Renovis’ stockholders for the 2005 annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Director Compensation

The non-employee members of our Board of Directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors or committee meetings. During 2004, members of our Board of Directors received the following cash compensation for attending Board of Directors or committee meetings:

(i) Three Thousand Dollars ($3,000) per calendar quarter for all non-employee members of our Board of Directors for their service as a member of our Board of Directors, plus an additional One Thousand Five Hundred Dollars ($1,500) per calendar quarter for service as Vice Chairman of our Board of Directors or an additional Three Thousand Dollars ($3,000) per calendar quarter for service as Chairman of our Board of Directors, each payable at the end of each calendar quarter; plus

(ii) One Thousand Dollars ($1,000) for each regular or special Board meeting attended by such director in person or by conference telephone; plus

(iii) Six Hundred Twenty Five Dollars ($625) per calendar quarter for each member of the Audit Committee for their service as a member of the Audit Committee, plus an additional Six Hundred Twenty Five Dollars ($625) per calendar quarter for service as Chairperson of the Audit Committee, each payable at the end of each calendar quarter; plus

(iv) Three Hundred Seventy Five Dollars ($375) per calendar quarter for each member of the Compensation Committee for their service as a member of the Compensation Committee, plus an additional Three Hundred Seventy Five Dollars ($375) per calendar quarter for service as Chairperson of the Compensation Committee, each payable at the end of each calendar quarter; plus

(v) Two Hundred Fifty Dollars ($250) per calendar quarter for each member of the Nominating and Governance Committee for their service as a member of the Nominating and Governance Committee, plus an additional Two Hundred Fifty Dollars ($250) per calendar quarter for service as Chairperson of the Nominating and Governance Committee, each payable at the end of each calendar quarter; plus

(vi) For members of the Audit Committee, Compensation Committee and Nominating and Governance Committee, Five Hundred Dollars ($500) for each meeting of each such committee attended by such director in person, and Two Hundred Fifty Dollars ($250) for each meeting of each such committee attended by such director by telephone or videoconference; plus

(vii) Reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors.

Members of our Board of Directors will continue to receive the same level of cash compensation in 2005.

We grant options to purchase shares of our common stock to our directors under our Amended and Restated 2003 Stock Plan, or the 2003 Stock Plan. Under the 2003 Stock Plan, each non-employee director receives an initial grant of options when they join our Board of Directors, and annual grants thereafter on a date determined by our Board of Directors in its discretion, which date shall, to the extent practicable, be consistent with the date on which annual “replenishment” grants of options are made to employees generally, or the Annual Grant Date. Our Board of Directors in its discretion may change the Annual Grant Date from year to year. The initial grant, and each annual grant, gives each non-employee director the right to purchase up to 22,222 shares and 11,111 shares, respectively, of our common stock. The Chairman of our Board of Directors receives an annual grant of the right to purchase 22,222 shares of our common stock commencing on the Annual Grant Date in 2005. In addition, under the 2003 Stock Plan, our Board of Directors has granted our Vice Chairman of our Board of Directors the right to purchase up to 16,667 shares of our common stock in 2005. Members of our Board of Directors who are our employees who subsequently retire from Renovis and remain on our Board of Directors will not receive an initial option grant as described above but, to the extent they are eligible, will receive subsequent option grants on each Annual Grant Date. A non-employee director’s initial award vests over a period of two years in equal quarterly installments. Subsequent option grants will vest over a period of twelve (12)

months in equal quarterly installments. The exercise price of the options granted to directors will be the fair market value of a share of common stock on the date of grant. The term of each option is ten (10) years from the date the option is granted. Each eligible member of our Board of Directors must continue to serve through the Annual Grant Date in order to receive an automatic option grant. Upon a director’s termination of membership on our Board of Directors, such options remain exercisable for twelve (12) months following such termination of membership on our Board of Directors (or such longer period as our Board of Directors may determine in its discretion on or after the date of grant of such option).

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE DIRECTORS

NOMINATED IN THIS PROPOSAL NO. 1.

PROPOSAL NO. 2:

RATIFICATION OF

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of our Audit Committee, our Board of Directors has selected Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2004. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as Renovis’ independent auditors is not required by our Bylaws or otherwise. However, our Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and our Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee and our Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of Renovis’ annual financial statements for 2004 and 2003, and fees billed for other services rendered by Ernst & Young LLP during fiscal years 2004 and 2003, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to Renovis:

	Fiscal Year Ended
	2004	2003
Audit fees(a)	$179,496	$814,590
Audit-related fees	—	—
Tax fees(b)	14,200	26,000
All other fees(c)	1,500	1,500

Total fees	$195,156	$842,090

(a)	2004 audit fees included fees for the audit of our annual financial statements included in our Form 10-K, timely quarterly reviews of our financial statements for fiscal year 2004, issuance of consents and review of documents filed with the SEC. 2003 audit fees included fees for the audit of our financial statements included in our Form 10-K and registration statement on Form S-1 in connection with our initial public offering.

(b)	Included fees for tax compliance, tax advice and tax planning. Tax compliance consists of fees billed for professional services related to federal and state tax compliance.
(c)	Included fees for all other services other than those reported above, including fees for software licensing for an accounting research tool.

Because our initial public offering commenced on February 4, 2004, our Audit Committee was not required to, and did not pre-approve, all of the fees described above in 2003. As part of the initial public offering planning process, the Audit Committee met with the auditors and, although not required, pre-approved the services related to the initial public offering, certain tax services, and those services included in “All other fees.” The Audit Committee has reviewed and subsequently approved Ernst & Young LLP’s fees for 2003.

The Audit Committee has adopted a policy relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to pre-approval procedures established by the Audit Committee. The Audit Committee pre-approved all services provided by Ernst & Young LLP during 2004.

Our Audit Committee has considered whether the independent auditor’s provision of non-audit services to our company is compatible with maintaining the auditor’s independence, and concluded that such independence has not been impaired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF RENOVIS AS SET FORTH

IN THIS PROPOSAL NO. 2.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2005 by: (1) each of our directors; (2) each of our named executive officers (as listed on page 18); (3) by each person known by us based on publicly available records to be the beneficial owner of more than 5% of our outstanding common stock; and (4) all of our directors and executive officers as a group. As of March 31, 2005, we had 24,709,444 shares of our common stock outstanding.

Beneficial ownership is determined under SEC rules and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options, warrants, or other rights that are currently exercisable or exercisable within 60 days of March 31, 2005, are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each beneficial owner listed below is c/o Renovis, Inc., Two Corporate Drive, South San Francisco, California 94080.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage
Stockholders owning more than approximately 5%
Entities affiliated with Alta Partners(1)	2,166,162	8.77%
Entities affiliated with MDS Capital Corp.(2)	1,812,470	7.34
Entities affiliated with Skyline Ventures(3)	1,303,744	5.28
Entities affiliated with Venrock Associates(4)	1,803,917	7.30
Directors and Executive Officers
Corey S. Goodman, Ph.D.(5)	712,746	2.84
John C. Doyle(6)	163,747	*
Michael G. Kelly, Ph.D.(7)	173,746	*
Dushyant Pathak, Ph.D.(8)	119,876	*
Tito A. Serafini, Ph.D.(9)	302,055	1.22
Edward E. Penhoet, Ph.D.(10)	1,332,203	5.38
Bruce L.A. Carter, Ph.D.(11)	—	—
Nancy M. Crowell(12)	860,673	3.48
Anthony B. Evnin, Ph.D.(13)	1,828,916	7.39
John H. Friedman(14)	699,602	2.83
Yasunori Kaneko, M.D.(15)	1,306,520	5.29
Edward M. Scolnick, M.D.(16)	129,442	*
John P. Walker(17)	221,843	*
All directors and officers as a group(13 persons)	5,685,207	22.07

*	Represents beneficial ownership of less than 1% of our common stock.
(1)	Represents: (a) 1,148,235 shares of common stock held by Alta BioPharma Partners II, LP; (b) 963,465 shares of common stock held by Alta California Partners II, LP; (c) 42,240 shares of common stock held by Alta Embarcadero BioPharma Partners II, LLC; and (d) 12,172 shares of common stock held by Alta Embarcadero Partners II, LLC. Alta Partners provides investment advisory services to Alta California Partners II, L.P. Alta Partners II, Inc. provides investment advisory services to Alta BioPharma Management II, LLC, which is the general partner of Alta BioPharma Partners II, LP and Alta Embarcadero BioPharma Partners II, LLC. Alta Partners and Alta Partners II, Inc. are venture capital firms that share an office. The address of Alta Partners and its affiliates is One Embarcadero Center, Suite 4050, San Francisco, California 94111.

(2)	Represents: (a) 211,277 shares of common stock held by MDS Life Sciences Technology Fund II NC Limited Partnership, an Ontario limited partnership; (b) 74,437 shares of common stock held by MDS Life Sciences Technology Fund II Quebec Limited Partnership, a Quebec limited partnership; (c) 142,857 shares of common stock held by MLII Co-Investment Fund NC Limited Partnership, an Ontario limited partnership; (d) 285,714 shares of common stock held by SC Biotechnology Development Fund LP, a Cayman Islands limited partnership; (e) 508,760 shares of common stock held by Canadian Medical Discoveries Fund Inc., a Canadian Federal corporation; (f) 561,693 shares of common stock held by Neuroscience Partners Limited Partnership, an Ontario limited partnership; (g) 22,599 MDS Capital (Quebec) Inc., an Ontario corporation; and (h) 5,133 shares of common stock held by Michael Callaghan, a Canadian individual. Mr. Callaghan is a Managing Director, Private Equity at MDS Capital Corp., which provides, or a wholly-owned subsidiary of which provides, services to MDS Life Sciences Technology Fund II NC Limited Partnership, MDS Life Sciences Technology Fund II Quebec Limited Partnership, MLII Co-Investment Fund NC Limited Partnership, SC Biotechnology Development Fund LP and Canadian Medical Discoveries Fund Inc. MDS Associes-Neuroscience Inc., which is the general partner of Neuroscience Partners Limited Partnership, and MDS Capital (Quebec) Inc. are wholly owned subsidiaries of MDS Capital Corp. The address of MDS Capital Corp. is 100 International Boulevard, Toronto, Ontario, Canada M9W 6J6.
(3)	Represents: (a) 339,493 shares of common stock held by Skyline Expansion Fund, LP, 1,445 shares of which are subject to repurchase as of March 31, 2005; (b) 76,230 shares of common stock held by Skyline Venture Partners II, LP, 325 shares of which are subject to repurchase as of March 31, 2005; and (c) 888,020 shares of common stock held by Skyline Venture Partners Qualified Purchaser Fund II, LP, 3,786 shares of which are subject to repurchase as of March 31, 2005. The address of the Skyline Ventures and its affiliates is 125 University Avenue, Palo Alto, California 94301.
(4)	Represents: (a) 324,721 shares of common stock held by Venrock Associates; (b) 1,443,207 shares of common stock held by Venrock Associates III, LP; (c) 23,508 shares of common stock held by Venrock Entrepreneurs Fund III, LP; and (d) 12,481 shares of common stock held by Venrock Entrepreneurs Fund, LP. The address of Venrock Associates and its affiliates is 30 Rockefeller Plaza, Room 5508, New York, New York 10112.
(5)	Represents: (a) 349,644 shares of common stock held by Dr. Goodman and the Goodman family trust, 7,499 shares of which are subject to repurchase as of March 31, 2005; and (b) options granted to Dr. Goodman to purchase 363,102 shares of common stock, 245,048 shares of which are unvested as of March 31, 2005.
(6)	Represents: (a) 17,777 shares of common stock held by Mr. Doyle; and (b) options granted to Mr. Doyle to purchase 145,970 shares of common stock, 75,995 shares of which are unvested as of March 31, 2005.
(7)	Represents: (a) 55,555 shares of common stock held by Dr. Kelly, 26,666 shares of which are subject to repurchase as of March 31, 2005; and (b) options granted to Dr. Kelly to purchase 118,191 shares of common stock, 89,721 shares of which are unvested as of March 31, 2005.
(8)	Represents: (a) 17,168 shares of common stock held by Dr. Pathak; and (b) options granted to Dr. Pathak to purchase 102,708 shares of common stock, 57,756 shares of which are unvested as of March 31, 2005.
(9)	Represents: (a) 190,669 shares of common stock held by Dr. Serafini, his trust, and the Serafini family trust, 22,685 shares of which are subject to repurchase as of March 31, 2005; and (b) options granted to Dr. Serafini to purchase 111,386 shares of common stock, 62,268 shares of which are unvested as of March 31, 2005.
(10)

Represents: (a) 30,864 shares of common stock held by Braden Penhoet; (b) 30,864 shares of common stock held by Stephen Penhoet; (c) 72,241 shares of common stock held by Dr. Penhoet, none of which are subject to repurchase as of March 31, 2005; (d) options granted to Dr. Penhoet to purchase 49,999 shares of common stock, 7,408 shares of which are unvested as of March 31, 2005; (e) 1,148,235 shares of common stock held by Alta BioPharma Partners II, LP; and (f) 42,240 shares of common stock held by Alta Embarcadero BioPharma Partners II, LLC. Braden Penhoet and Stephen Penhoet are Dr. Penhoet’s sons. Dr. Penhoet is a Director of Alta BioPharma Management II, LLC, which is the general partner of Alta BioPharma Partners II, LP. Alta Embarcadero BioPharma Partners II, LLC is an affiliated fund of Alta BioPharma Partners II, LP. Dr. Penhoet disclaims beneficial ownership of the shares held by these entities and his sons except to the extent of his pecuniary interest therein. Dr. Penhoet does not have voting or dispositive power over the shares held by Alta Embarcadero BioPharma Partners II, LLC and Alta California Partners II, LP. The address of Dr. Penhoet is One Embarcadero Center, Suite 4050, San Francisco, California 94111.

(11)	Dr. Carter was appointed to our Board of Directors on April 23, 2005. In connection with such appointment and pursuant to the 2003 Stock Plan, Dr. Carter received options to purchase 22,222 shares of common stock. As of March 31, 2005, Dr. Carter is not deemed to have beneficial ownership of any shares common stock.
(12)	Represents: (a) options granted to Ms. Crowell to purchase 29,443 shares of common stock, 4,445 shares of which are unvested as of March 31, 2005; (b) 47,380 shares of common stock held by Flagship Ventures-AGTC Advisors Fund, LP; and (c) 783,850 shares of common stock held by Flagship Ventures-Applied Genomic Technology Capital Fund, LP. Ms. Crowell is a Partner of Flagship Ventures and a founding General Partner of Flagship Ventures’ Applied Genomic Technology Capital. Flagship Ventures manages Applied Genomic Technology Capital Fund, LP and AGTC Advisors Fund, LP. Ms. Crowell disclaims beneficial ownership of the shares held by these entities except to the extent of her pecuniary interest therein. The address of Ms. Crowell is One Memorial Drive, 7th Floor, Cambridge, Massachusetts 02142.
(13)	Represents: (a) options granted to Dr. Evnin to purchase 24,999 shares of common stock, 5,556 shares of which are unvested as of March 31, 2005; (b) 324,721 shares of common stock held by Venrock Associates; (c) 1,443,207 shares of common stock held by Venrock Associates III, LP; (d) 23,508 shares of common stock held by Venrock Entrepreneurs Fund III, LP; and (e) 12,481 shares of common stock held by Venrock Entrepreneurs Fund, LP. Dr. Evnin is a General Partner of Venrock Associates, a Member of Venrock Management III LLC, which is the General Partner of Venrock Associates III, LP, a Member of Venrock Management LLC, which is the General Partner of Venrock Entrepreneurs Fund, L.P., and a Member of VEF Management III LLC, which is the General Partner of Venrock Entrepreneurs Fund III, L.P. Dr. Evnin disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein. The address of Dr. Evnin is 30 Rockefeller Plaza, Room 5508, New York, New York 10112.
(14)	Represents: (a) options granted to Mr. Friedman to purchase 24,999 shares of common stock, 3,704 shares of which are unvested as of March 31, 2005; and (b) 674,603 shares of common stock held by Easton Hunt Capital Partners, LP. Mr. Friedman is the Managing Partner of Easton Hunt Capital Partners, LP. Mr. Friedman disclaims beneficial ownership of the shares held by Easton Hunt Capital Partners, LP except to the extent of his pecuniary interest therein.
(15)	Represents: (a) options granted to Dr. Kaneko to purchase 2,777 shares of common stock, all of which are vested as of March 31, 2005; (b) 339,493 shares of common stock held by Skyline Expansion Fund, LP, 1,445 shares of which are subject to repurchase as of March 31, 2005; (c) 76,230 shares of common stock held by Skyline Venture Partners II, LP, 325 shares of which are subject to repurchase as of March 31, 2005; and (d) 888,020 shares of common stock held by Skyline Venture Partners Qualified Purchaser Fund II, LP, 3,786 shares of which are subject to repurchase as of March 31, 2005. Dr. Kaneko is a co-Managing Director of Skyline Venture Management II, LLC, which is the General Partner of Skyline Venture Partners II, LP and Skyline Venture Partners Qualified Purchaser Fund II, LP. Dr. Kaneko is also co-Managing Director of Skyline Venture Management II, LLC, which is the Managing Member of Skyline Expansion Fund Management, LLC, which is the General Partner of Skyline Expansion Fund LP. Dr. Kaneko disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein. The address of Dr. Kaneko is 125 University Avenue, Palo Alto, California 94301.
(16)	Represents: (a) 88,888 shares of common stock held by Dr. Scolnick; and (b) options granted to Dr. Scolnick to purchase 40,554 shares of common stock, 4,677 shares of which are unvested as of March 31, 2005.
(17)	Represents: (a) 130,840 shares of common stock held by Mr. Walker; (b) options granted to Mr. Walker to purchase 34,998 shares of common stock, 5,464 shares of which are unvested as of March 31, 2005; and (c) 56,005 shares of common stock held by CentPharm, LLC. Mr. Walker is an Equity Manager of CentPharm, LLC. Mr. Walker disclaims beneficial ownership of the shares held by CentPharm, LLC except to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities of ours. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

To date, based solely on review of the copies of such reports furnished to us and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been met, except:

•	one Form 4 that was filed late by CentPharm, LLC on December 6, 2004, to report eight transactions, the earliest of which took place on August 2, 2004; and

•	one Form 4 that was filed late by John P. Walker on December 6, 2004, to report ten transactions, the earliest of which took place on August 2, 2004 and eight of which related to transactions by CentPharm, LLC.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of March 31, 2005. Further information with regard to Dr. Goodman is presented under Proposal No. 1, above.

Name	Age	Position
Corey S. Goodman, Ph.D.	53	President, Chief Executive Officer and Director
John C. Doyle	36	Vice President, Finance and Chief Financial Officer
Michael G. Kelly, Ph.D.	51	Vice President, Drug Discovery
Randall Moreadith, M.D., Ph.D.	51	Chief Medical Officer
Dushyant Pathak, Ph.D.	43	Vice President, Corporate Development
Marlene F. Perry	49	Vice President, Human Resources
William K. Schmidt, Ph.D.	54	Vice President, Clinical Research
Tito A. Serafini, Ph.D.	41	Vice President, Discovery Research and Chief Discovery Scientist

John C. Doyle has served as our Vice President, Finance and Chief Financial Officer since August 2002. He currently oversees our investor and public relations functions, and provides oversight and direction for our financial operations and strategy. He previously served as Director of Finance from 1999 until he was appointed Vice President, Venture Finance in 2000 at Garage Technology Ventures, a venture capital investment bank. Prior to joining Garage Technology Ventures, Mr. Doyle was Controller of Tularik, Inc., a biotechnology company, from 1996 to 1999. Mr. Doyle managed financial reporting at Athena Neurosciences, Inc., a biotechnology company (acquired by Elan Corporation), during 1996 and was an auditor at Price Waterhouse LLP (now PricewaterhouseCoopers) from 1991 to 1996. Mr. Doyle is a Certified Public Accountant and received a B.S. in Business Administration from California Polytechnic State University, San Luis Obispo and an M.B.A. from the Haas School of Business at the University of California, Berkeley.

Michael G. Kelly, Ph.D., has served as our Vice President, Drug Discovery since January 2003. He currently oversees our drug discovery and development efforts, including medicinal chemistry, in vitro and in vivo pharmacology, toxicology, preclinical development and our intellectual property function. During 2002, he served as Senior Director of Chemistry at NeoGenesis Pharmaceuticals, Inc., a biotechnology company. From 1999 to 2002, he was a Director of Research at Amgen Inc., a biotechnology company, and from 1992 to 1999, he was a Principal Scientist at Wyeth, a pharmaceutical company, and from 1982 was a senior chemist at Burroughs Wellcome, a pharmaceutical company. He is an inventor on more than fifty U.S. patents. Dr. Kelly received a B.S. in Chemistry from the University of Ulster at Coleraine and a Ph.D. in Chemistry from the University of Southampton and conducted postdoctoral research studies at the University of Michigan and the University of Nottingham.

Randall Moreadith, M.D., Ph.D., has served as our Chief Medical Officer since August 2004. He currently oversees all clinical trials and regulatory operations and is the spokesperson for our clinical activities. Dr. Moreadith was a co-founder of ThromboGenics Ltd., a company focused on biotherapeutics for the treatment of vascular diseases, including acute ischemic stroke, and served as the company’s President and Chief Operating Officer from December 1998 to December 2003. From April 1996 to February 1997, Dr. Moreadith served as Principal Medical Officer of Quintiles, Inc., and was also a co-founder of the Cardiovascular Therapeutics Group. He received a B.S. in Biology and Chemistry from North Carolina State University, an M.D. from Duke University and a Ph.D. in Biochemistry from Johns Hopkins University, and was a Howard Hughes Medical Institute Postdoctoral Fellow in Genetics at Harvard Medical School. His faculty appointments include the University of Texas Southwestern Medical Center where he was an Established Investigator of the American Heart Association.

Dushyant Pathak, Ph.D., has served as our Vice President, Corporate Development since March 2003. He currently oversees corporate development, business development and program management. From 2000 to 2002, Dr. Pathak was Senior Vice President of Business Development and Strategic Planning at Centaur Pharmaceuticals, Inc., a biotechnology company. From 1999 to 2000, he was President & Chief Executive Officer of BioProtocol Inc., an information management company. From February to December 1999, Dr. Pathak was Senior Director of Corporate Development at Axys Pharmaceuticals, Inc., a biotechnology company (acquired by Applera Corp.), and from 1997 to 1999 he held various management positions at Arris Pharmaceutical Corporation, a biotechnology company, which subsequently merged to form Axys. From 1996 to 1997, Dr. Pathak worked in Corporate Planning at Chiron Corporation. From 1994 to 1995, Dr. Pathak was an Investment Associate at Connecticut Innovations, Inc., a venture capital firm. Dr. Pathak received a B.A. in Natural Science and Mathematics from Bennington College, an M.B.A. from the Haas School of Business at the University of California, Berkeley and a Ph.D. in Biochemistry, Molecular Biology and Cell Biology from Northwestern University and conducted post-doctoral research at Yale University.

Marlene F. Perry has served as our Vice President, Human Resources since July 2004. She currently oversees the development, implementation and administration of our company’s human resources functions and strategy. She served as Vice President of Human Resources, from 1999 to 2004, at SangStat Medical Corporation, a biotechnology company recently acquired by Genzyme Corporation. Prior to joining SangStat, Ms. Perry held various positions in human resources and finance during the preceding 20 years in the insurance industry. She received a B.S. in Statistics from California State University, Hayward and has taken continuing education courses in human resources, project management and strategic planning.

William K. Schmidt, Ph.D., has served as our Vice President, Clinical Research since July 2004. He currently oversees strategic and operational aspects of our clinical programs, evaluation of the potential effectiveness and safety of experimental medications, and acts as a consultant to other departments on preclinical development and business development strategies. From 2000 to July 2004, Dr. Schmidt served as Vice President, Scientific Affairs at Adolor Corporation where he was a key member of the team leading the clinical development and New Drug Application filing for alvimopan. From 1978 to 1990, he headed preclinical analgesic studies at DuPont Pharmaceuticals and from 1991 to 1995 he was a Principle Research Scientist at The DuPont Merck Pharmaceutical Company. From 1995 to 2000, he was President of NorthStar R&D, Ltd. Since 2004 he has served as President of the Eastern Pain Association. Dr. Schmidt has over 26 years of pharmaceutical industry experience with an emphasis on the discovery and development of novel analgesic and narcotic antagonist drugs. Dr. Schmidt received an A.B. in Biochemistry from the University of California, Berkeley, and a Ph.D. in Pharmacology from the University of California, San Francisco, and was a postdoctoral fellow at Boston University School of Medicine.

Tito A. Serafini, Ph.D., has served as our Vice President, Discovery Research and Chief Discovery Scientist since July 2000 and is a co-founder of Renovis. He currently plays a key leadership role in a variety of scientific and corporate endeavors, including enhancing our preclinical and clinical pipeline, analyzing new opportunities for our research and development efforts, expanding our collaborations with academic centers, and representing our research and development efforts in corporate development and investor relations. From 1996 to 2000, Dr. Serafini was an Assistant Professor of Cell and Developmental Biology and Neurobiology in the Department of Molecular and Cell Biology at University of California, Berkeley. Dr. Serafini received a B.S. in Biochemistry from Case Western Reserve University and a Ph.D. in Biochemistry from Stanford University and was a postdoctoral fellow at the University of California, San Francisco.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by us for the fiscal years ended December 31, 2004, 2003 and 2002 to or on behalf of our Chief Executive Officer, and the four other most highly compensated executive officers (collectively referred to as our “named executive officers”).

Summary Compensation Table

		Annual Compensation($)				Long Term Compensation Securities Underlying Options/ SAR(#)(2)	All Other Compensation ($)
Name and Principal Position	Year	Salary (1)	Bonus	Other Annual Compensation (2)
Corey S. Goodman, Ph.D. President and Chief Executive Officer	2004 2003 2002	385,000 335,000 300,000	145,000 120,000 30,000	71,994 65,999 9,255	(5) (5) (5)	— 391,110 8,888	11,046 7,161 4,534	(8) (9) (9)
John C. Doyle Vice President, Finance and Chief Financial Officer(3)	2004 2003 2002	235,000 195,000 76,288	50,000 15,850 —	44 — —	(6)	— 109,998 50,000	4,545 976 312	(8) (9) (9)
Michael G. Kelly, Ph.D. Vice President, Drug Discovery	2004 2003 2002	245,000 197,028 —	50,000 50,000 —	— — —		— 169,996 —	2,044 935 —	(9) (9)
Dushyant Pathak, Ph.D. Vice President, Corporate Development(4)	2004 2003 2002	230,000 159,792 —	50,000 — —	— — —		— 119,999 —	4,571 736 —	(8) (9)
Tito A. Serafini, Ph.D. Vice President, Discovery Research and Chief Discovery Scientist	2004 2003 2002	245,000 200,000 175,000	50,000 35,000 18,250	1,669 1,718 1,606	(7) (7) (7)	— 153,332 2,222	4,758 1,001 853	(8) (9) (9)

(1)	Includes amounts earned but deferred at the election of the executive, such as salary deferrals under Renovis’ 401(k) Plan.
(2)	Although not required under rules promulgated by the SEC, amounts are shown for any named executive officer with respect to certain “perquisites” (such as imputed interest on loans at or below market value rates), even if such amounts are less than (i) 10% of the sum of the amounts of salary and bonus for the named executive officer or (ii) $50,000.
(3)	Mr. Doyle’s employment with Renovis began on August 7, 2002 at an annual base salary of $190,000.
(4)	Dr. Pathak’s employment with Renovis began on March 6, 2003 at an annual base salary of $195,000.
(5)	Represents payments for transportation service.
(6)	Represents reimbursements in connection with our wellness benefit plan.
(7)	Represents amounts forgiven, including related taxes, in connection with a loan to Dr. Serafini in the amount of $3,600 at a 6.62% interest rate.
(8)	Represents term life insurance, supplemental life insurance and/or supplemental long-term disability insurance and matching contributions made in our common stock under the Renovis 401(k) Plan.
(9)	Represents term life insurance, supplemental life insurance and/or supplemental long-term disability insurance.

Employment Agreements and Change of Control Arrangements

We have entered into an employment agreement with Corey Goodman, Ph.D., which provides that if Dr. Goodman’s employment is terminated by us without cause or by constructive termination (as defined below), at any time prior to a change of control or more than 13 months following a change of control of Renovis, then Dr. Goodman is entitled to the following severance benefits: six months salary, six months health benefits for

Dr. Goodman and his dependents (such health benefits terminate on the date on which Dr. Goodman accepts employment with another employer that provides comparable benefits) and six months accelerated vesting of his stock options. In addition, if Dr. Goodman’s employment is terminated by us without cause or by constructive termination, at any time within 13 months following a change of control of Renovis, then Dr. Goodman is entitled to the following severance benefits: 18 months salary, 18 months health benefits for Dr. Goodman and his dependents (such health benefits terminate on the date on which Dr. Goodman accepts employment with another employer that provides comparable benefits), immediate vesting of his stock options and 18 months of outplacement services through a firm selected by us in our sole discretion at a cost not to exceed $30,000 (such services terminate on the date on which Dr. Goodman accepts employment with another employer). However, if Dr. Goodman accepts employment with our successor or acquiror on terms and conditions not less favorable than those contained in his employment agreement, he is not entitled to any severance benefits, unless at any time within 13 months following a change of control Dr. Goodman’s employment and his employment agreement are terminated by such successor or acquiror without cause or by constructive termination. In the event that any successor to our company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to more than 70% of the business and/or assets of our company or any of our subsidiaries fails to assume Dr. Goodman’s agreement prior to the effectiveness of any such succession, Dr. Goodman is entitled to the same severance benefits he would have received had there been a constructive termination of his employment at any time within 13 months following a change of control of Renovis, as described above.

We have also entered into employment agreements with our executive officers John Doyle, Michael Kelly, Ph.D., Randall Moreadith, M.D., Ph.D., Dushyant Pathak, Ph.D., Marlene Perry, William Schmidt, Ph.D., and Tito Serafini, Ph.D. Each of these employment agreements provides that if such executive officer’s employment is terminated by us without cause or by constructive termination, at any time prior to a change of control or more than 13 months following a change of control of Renovis, then the executive is entitled to the following severance benefits: six months salary, six months health benefits for the executive and his dependents (such health benefits terminate on the date on which the executive accepts employment with another employer that provides comparable benefits) and six months accelerated vesting of his stock options. In addition, if the executive officer’s employment is terminated by us without cause or by constructive termination, at any time within 13 months following a change of control, then the executive is entitled to the following severance benefits: 12 months salary, 12 months health benefits for the executive and his dependents (such health benefits terminate on the date on which the executive accepts employment with another employer that provides comparable benefits), immediate vesting of his stock options and 12 months of outplacement services through a firm selected by us in our sole discretion at a cost not to exceed $20,000 (such services terminate on the date on which such executive officer accepts employment with another employer). However, if the executive accepts employment with our successor or acquiror on terms and conditions not less favorable than those contained in his employment agreement, the executive is not entitled to any severance benefits, unless at any time within 13 months following a change of control the executive’s employment is terminated by the successor or acquiror without cause or by constructive termination. In the event that any successor to our company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to more than 70% of the business and/or assets of our company or any of its subsidiaries fails to assume each of Mr. Doyle, Dr. Kelly, Dr. Moreadith, Dr. Pathak, Ms. Perry, Dr. Schmidt and Dr. Serafini’s agreements prior to the effectiveness of any such succession, then each such officer is entitled to the same severance benefits he would have received had there been a constructive termination of his employment at any time within 13 months following a change of control of Renovis, as described above.

Under the employment agreements, “constructive termination” generally means the executive’s resignation following: the delegation to the executive of duties or the reduction of the executive’s duties which substantially reduces the nature, responsibility or character of the executive’s position; a material reduction by Renovis or its successor in the executive’s base salary; a material reduction by Renovis or its successor in the kind or level of employee benefits or fringe benefits; the taking of any action by Renovis or its successor that would adversely affect the executive’s participation in any plan, program or policy generally applicable to employees of equivalent seniority; or if Renovis or its successor requires the executive to locate to a place more than 40 miles from its present headquarters.

Stock Option Grants in 2004

No stock options were granted to our named executive officers during the fiscal year ended December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the number and value of securities underlying options held as of December 31, 2004 by each of our named executive officers. Options shown as exercisable in the table below are immediately exercisable, but we have the right to purchase the shares of unvested common stock underlying some of these options upon termination of the holder’s employment with us.

			Option Values at December 31, 2004
			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End(2)
Name	Shares Acquired at Exercise(#)	Value Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Corey S. Goodman, Ph.D.(3)	—	$—	354,353	—	$4,233,534	$—
John C. Doyle(4)	—	—	142,221	—	1,742,893	—
Michael G. Kelly, Ph.D.(5)	—	—	114,442	—	1,340,682	—
Dushyant Pathak, Ph.D.(6)	2,013	15,098	100,209	—	1,218,065	—
Tito A. Serafini, Ph.D.(7)	—	—	108,887	—	1,264,800	—

(1)	As the options were exercised in a period prior to our initial public offering on February 4, 2004 during which there was no public market for our common stock, these values have been calculated based on our initial public offering price of $12.00 per share, less the applicable exercise price per share, multiplied by the underlying shares, without taking into account any taxes that may be payable in connection with the transaction.
(2)	These values have been calculated based on the $14.38 per share closing price of our common stock on the Nasdaq National Market on December 31, 2004, less the applicable exercise price per share, multiplied by the underlying shares, without taking into account any taxes that may be payable in connection with the transaction.
(3)	Subject to certain exceptions, 281,622 of the 354,353 shares of common stock underlying unexercised options would be subject to repurchase by us at the original purchase price if Dr. Goodman’s employment terminated before such shares were vested. See “Executive Compensation—Employment Agreements and Change of Control Arrangements.”
(4)	Subject to certain exceptions, 92,662 of the 142,221 shares of common stock underlying unexercised options would be subject to repurchase by us at the original purchase price if Mr. Doyle’s employment terminated before such shares were vested. See “Executive Compensation—Employment Agreements and Change of Control Arrangements.”
(5)	Subject to certain exceptions, 77,291 of the 114,442 shares of common stock underlying unexercised options would be subject to repurchase by us at the original purchase price if Dr. Kelly’s employment terminated before such shares were vested. See “Executive Compensation—Employment Agreements and Change of Control Arrangements.”
(6)	Subject to certain exceptions, 69,098 of the 100,209 shares of common stock issued upon the exercise of options by Dr. Pathak and none of the 2,013 shares of common stock underlying unexercised options would be subject to repurchase by us at the original purchase price if Dr. Pathak’s employment terminated before such shares were vested. See “Executive Compensation—Employment Agreements and Change of Control Arrangements.”
(7)

Subject to certain exceptions, 73,611 of the 108,887 shares of common stock underlying unexercised options would be subject to repurchase by us at the original purchase price if Dr. Serafini’s employment terminated before such shares were vested. See “Executive Compensation—Employment Agreements and Change of Control Arrangements.”

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2004 for all of our equity compensation plans:

	(a)	(b)		(c)
Plan Category	No. of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		No. of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders(1)	2,214,099	$3.94	(3)	129,771
Equity compensation plans not approved by security holders(2)	220,760	$8.07	(3)	—

(1)	The plans included are our 2003 Stock Plan, Amended and Restated 2003 Equity Incentive Plan and 2000 Equity Incentive Plan.
(2)	Such equity compensation plans did not require stockholder approval pursuant to NASDAQ Marketplace Rule 4350 (i)(1)(A)(iv).
(3)	Represents the weighted average exercise price of outstanding stock options only.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2004, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock or any member of such person’s immediate families had or will have a direct or indirect material interest other than arrangements described under the caption “Executive Compensation” and “Director Compensation” and the items described below.

Indemnification and Employment Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation and Bylaws that authorize and require us to indemnify our officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered into change of control agreements and/or employment agreements with our executive officers. See “Executive Compensation—Employment Agreements and Change of Control Arrangements.”

We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Stock Option Grants

We have granted stock options to purchase shares of our common stock to our executive officers and directors. See “Security Ownership of Certain Beneficial Owners and Management” and “Executive Compensation—Summary Compensation Table.”

Amended and Restated Investor Rights Agreement

We and certain of our stockholders are parties to an agreement under which such stockholders have registration rights with respect to their shares of common stock.

COMPENSATION COMMITTEE REPORT

During fiscal year 2004, the Compensation Committee comprised Ms. Crowell, Dr. Evnin, Mr. Friedman and Dr. Penhoet. Dr. Evnin was Chairman of the Compensation Committee. The Compensation Committee provides assistance to our Board of Directors by: designing, recommending to our Board of Directors for approval and evaluating the compensation plans, policies and programs of Renovis, especially those regarding executive compensation; reviewing and approving the compensation of our Chief Executive Officer and other officers and directors; and assisting our Board of Directors in producing this annual report on executive compensation in accordance with applicable rules and regulations. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with any applicable requirements of the Sarbanes-Oxley Act of 2002, as well as Nasdaq and SEC rules and regulations.

Compensation Philosophy

The Compensation Committee designs our executive compensation with the following overall objectives:

•	attract, retain and motivate key executive talent;

•	encourage high performance;

•	promote accountability;

•	align executive incentives with the interests of stockholders; and

•	remain competitive with companies that seek similarly qualified executives.

Executive compensation comprises three components:

•	base salaries competitive with similarly situated biotechnology companies;

•	annual variable compensation or bonuses designed to encourage executives to focus on the achievement of specific short-term corporate goals as well as longer-term strategic objectives and reward them for their impact on such achievement; and

•	long-term equity based incentives in the form of stock options, to align the interests of management and stockholders and reward management for performance which benefits our stockholders.

Renovis strives to provide a total compensation package to its executives that is competitive in the marketplace, recognizes individual performance and provides opportunities to earn rewards based on achievement of short-term and long-term individual and corporate objectives. In development-stage biotechnology companies like Renovis, many traditional measures of corporate performance, such as earnings per share or sales growth, do not readily apply in measuring performance of executives. Accordingly, the Compensation Committee does not use profitability measures as a significant factor in reviewing executives’ performance and determining executive compensation. Instead, the Compensation Committee evaluates other indications of performance, such as progress of Renovis’ research and development programs and corporate development activities, as well as Renovis’ success in securing capital sufficient to support its research and development activities. These considerations necessarily involve an assessment by the Compensation Committee of individual and corporate performance. In addition, total compensation paid by Renovis to its executive officers is designed to be competitive with compensation packages paid to the management of similarly situated companies in the biotechnology industry. Toward that end, the Compensation Committee may review both independent survey data, as well as data gathered internally.

This report is submitted by the Compensation Committee and addresses the compensation policies for 2004 as such policies affected Dr. Goodman, in his capacity as Chief Executive Officer of Renovis, and the other executive officers of Renovis.

Base Salary

Base salary ranges are reviewed annually and adjustments are made at the beginning of the fiscal year to reflect changes in job description or responsibilities or market conditions. When establishing or reviewing compensation levels for each executive officer, the Committee considers several factors, including the qualifications of the executive, his or her level of relevant experience, specific operating roles and duties and strategic goals for which the executive has responsibility.

Each year the Compensation Committee reviews surveys of proxy statement data and independent compensation surveys and compares salary levels of its executive officers with those of comparable positions in similarly situated biotechnology companies in order to determine the competitiveness of Renovis’ base salaries for its executive officers. In setting annual base salaries, the Compensation Committee also reviews and evaluates the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on Renovis and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for peer executives both inside and outside Renovis. Adjustments to each individual’s base salary are made in connection with annual performance reviews. The level of salaries paid to Renovis’ executive officers also takes into account the progress of research and development activities during the year, success in entering into significant agreements with collaborators, as well as an evaluation of the individual performance and contribution of each executive to Renovis’ performance for the year. Particular emphasis is placed on the individual officer’s level of responsibility for and role in meeting Renovis’ research and development, clinical development, corporate development and strategic, technological and financial objectives.

Variable Compensation (Bonuses)

For 2004, cash bonuses were awarded to company executives on a discretionary basis within established guidelines following our fiscal year-end, and were based on the achievement of corporate and individual goals set by our Board of Directors and Chief Executive Officer at the beginning of the year, as well as the financial condition of Renovis. Each executive officer had a target bonus opportunity that was set by the Compensation Committee for 2004. The Compensation Committee set target bonus opportunities for the executive officers, calculated as a percentage of base salary. For 2004, the Chief Executive Officer’s target bonus opportunity was 50% of base salary and the other executive officers’ target bonus opportunity was 30% of base salary. Actual bonus awards granted in 2004 are listed in “Executive Compensation—Summary Compensation Table.”

Our Corporate Bonus Plan, or the Bonus Plan, will govern bonus awards to the Company’s executive officers for performance during fiscal year 2005. Under the Bonus Plan, cash bonuses, if any, will be based on both the achievement of specified individual and corporate goals as well as a review of personal performance, which is determined by the Compensation Committee. The target cash bonus opportunity for the executive officers and for the Chief Executive Officer ranges from 30% to 50% of base salary, with actual bonus awards determined by the Committee in accordance with terms of the Bonus Plan. Actual bonuses will be based on the achievement of objective company and individual performance goals and may be higher or lower than targeted amounts according to a pre-determined formula that will be applied by the Compensation Committee. The objective company performance goals will be based on meeting certain objectives with respect to our financial performance, clinical development of product candidates, identification of new product candidates for preclinical development and completion of collaborations with respect to current or potential product candidates, as well as other company performance goals to be determined by the Compensation Committee. Our Board of Directors and Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.

Stock Options

Renovis has used the grant of stock options under the 2003 Stock Plan to underscore the common interests of stockholders and management. Options granted to executive officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to make each executive’s total compensation opportunity competitive. In addition, because stock options generally become vested over a period of several years, options encourage executives to remain in the long-term employ of Renovis. In determining the size of an option to be granted to an executive officer, the Committee takes into account an officer’s position and level of responsibility within Renovis, the officer’s existing stock and option holdings, and the potential reward to the officer if the stock price appreciates in the public market. Stock options grants are intended to align the interests of executives with the interests of the stockholders in our long-term performance. The Compensation Committee developed guidelines for executive stock option grants, in consultation with an independent compensation consultant. The guidelines are based upon:

•	analysis of long-term incentive awards based on each individual executive’s position;

•	responsibilities, performance and contribution to the achievement of our long-term goals; and

•	competitive stock option data from similarly situated biotechnology companies.

In addition, the Compensation Committee reviews the equity position of all executive officers on an annual basis and awards new stock options to executive officers periodically based on the guidelines described above. While no stock options were granted during the 2004 fiscal year, the Compensation Committee has authorized the grant of options to our executive officers during the 2005 fiscal year.

Executive Officer Compensation and Chief Executive Officer’s Compensation

In setting certain elements of compensation payable for the 2004 fiscal year to our Chief Executive Officer, Dr. Goodman, and our other executive officers, the Compensation Committee reviewed the importance of each executive officer’s individual achievement in meeting Renovis’ goals and objectives set during the prior fiscal year as well as the overall achievement of the goals by the entire company. These goals included the progress in Renovis’ research and clinical development programs and the acquisition of additional funding for our operations. Specifically, the Compensation Committee concluded that Renovis successfully achieved its objectives through:

•	completion of our initial public offering of common stock and concurrent private placement with Genentech resulting in net proceeds of $71.4 million;

•	advancement of Cerovive (NXY-059) through two interim analyses and completion of enrollment in the Phase III SAINT I clinical trial by AstraZeneca;

•	successful enrollment of patients in two Phase II trials with REN-1654 in post-herpetic neuralgia and sciatica;

•	completion of IND-enabling preclinical studies with REN-850 to support IND filing and initiation of clinical trials in early 2005; and

•	substantive progress with preclinical programs in the areas of pain and neuroprotection.

The determination by the Compensation Committee of the Chief Executive Officer’s remuneration is based upon methods consistent with those used for other executive officers. The Compensation Committee considers certain quantitative factors, including Renovis’ financial, strategic and operating performance for the year as well as certain qualitative criteria including leadership qualities and management skills, as exhibited by innovations, time and effort devoted to Renovis and other general considerations in determining appropriate compensation of the Chief Executive Officer.

In determining Dr. Goodman’s 2004 compensation, the Compensation Committee considered Dr. Goodman’s overall compensation package as compared with other chief executive officers in similarly situated biotechnology companies and his existing equity position, as well as the effectiveness of Dr. Goodman’s leadership of Renovis and the resulting success of our company in the attainment of its goals. Based on this review, the Compensation Committee increased Dr. Goodman’s salary to $385,000 for 2004 from $335,000 in 2003, which reflects, in addition to the factors noted above, the added responsibilities of the Chief Executive Officer in connection with the Company’s transition to operating as a public company. The Compensation Committee has increased Dr. Goodman’s salary to $420,000 for 2005. Dr. Goodman is eligible to participate in the same executive compensation plans available to our other executive officers. No stock options were granted to any executive officers, including Dr. Goodman, during 2004. The Compensation Committee in March of 2004 approved a bonus of $145,000 to Dr. Goodman for services performed in 2003.

The Compensation Committee believes that the continued commitment and leadership of our executive officers through fiscal year 2004 were and continue to be important factors in the success of our company.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders.

The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be “performance-based” and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under Renovis’ cash compensation programs, including the Bonus Plan, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, Renovis’ compensation philosophy and Renovis’ best interests.

Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code, the amount of compensation paid to certain executives that is deductible with respect to our corporate taxes is limited to $1,000,000 annually. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to our executive officers to the extent consistent with the best interests of our company and our stockholders.

COMPENSATION COMMITTEE

Anthony B. Evnin, Ph.D., Chairperson(1) Nancy M. Crowell(2) John H. Friedman(3) Edward E. Penhoet, Ph.D.(4)

(1)	A member since August 9, 2000
(2)	A member since November 12, 2002
(3)	A member since September 23, 2003
(4)	A member since August 9, 2000

The Compensation Committee report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts.

AUDIT COMMITTEE REPORT

Our Audit Committee was established on October 16, 2003 and our Board of Directors adopted its Audit Committee charter on October 16, 2003. During fiscal year 2004, the Audit Committee comprised Dr. Kaneko and Messrs. Friedman and Walker. Dr. Kaneko is Chairman of the Audit Committee. The Audit Committee assists our Board of Directors with its oversight responsibilities (i) regarding the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditors qualifications and independence; and (iv) the performance of our internal audit function, if any, and independent auditors. Our Board of Directors has determined that all members are financially literate as required by the National Association of Securities Dealers.

Dr. Kaneko is our Audit Committee financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. We believe that the composition of our Audit Committee meets the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002, as well as Nasdaq and SEC rules and regulations. All of the members of the Audit Committee were and are “independent” directors, as determined in accordance with Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

Our Audit Committee Charter is located on our website at www.renovis.com in the section titled, “Investors” under the subsection titled, “Corporate Governance.”

Management is responsible for our company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our company’s financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report and discussed such statements with management. The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors to discuss the results of their examination, their evaluation of Renovis’ internal controls and the overall quality of Renovis’ financial reporting. The following is the Audit Committee’s report submitted to the Board of Directors for the fiscal year ended December 31, 2004:

(1) The Audit Committee has reviewed and discussed the audited financial statements of Renovis as of and for the year ended December 31, 2004 with management and Ernst & Young LLP, independent registered public accounting firm.

(2) The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), other professional standards, membership provisions of the SEC Practice Session, and other SEC rules, as currently in effect.

(3) The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from Renovis.

(4) The Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Renovis is compatible with maintaining the auditors’ independence and concluded that such independence has not been impaired.

Based on the reports and discussions described above, the Audit Committee recommended to our Board of Directors (and our Board of Directors has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

AUDIT COMMITTEE

Yasunori Kaneko, M.D., Chairperson(1) John H. Friedman(2) John P. Walker(3)

(1)	A member since October 16, 2003
(2)	A member since June 16, 2004
(3)	A member since June 16, 2004

The Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts.

STOCK PERFORMANCE GRAPH

The following graph and related table compare the cumulative stockholder return on our common stock with the cumulative total return of the Nasdaq Composite Index (Nasdaq) and the Nasdaq Biotechnology Index (Nasdaq Biotech) for the period beginning on February 4, 2004, the date of our initial public offering and ending on December 31, 2004. The stock price performance on the graph below is not necessarily indicative of future price performance, and we do not make or endorse any predictions as to future stockholder returns.

The following graph and related table assumes that $100.00 was invested on February 4, 2004, the date of our initial public offering, in our common stock or the designated index, including reinvestment of dividends. We have not declared or paid any dividends on our common stock.

Summary Cumulative Total Return Table

	2/5/2004	3/31/2004	6/30/2004	9/30/2004	12/31/2004
Renovis, Inc.	$100	$85	$76	$67	$120
Nasdaq	$100	$99	$102	$94	$108
Nasdaq Biotech	$100	$101	$99	$93	$100

The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts.

OTHER INFORMATION

Other Matters at the Meeting

We do not know of any matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the annual meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Annual Report on Form 10-K; Available Information

We have filed with the SEC an Annual Report on Form 10-K. Each stockholder receiving this proxy statement will also be provided with a copy of our Annual Report to Stockholders. We will provide without charge a copy of our Amended and Restated 2000 Equity Incentive Plan Amended and Restated 2003 Equity Incentive Plan, Amended and Restated 2003 Stock Plan, 2005 Employment Commencement Incentive Plan and/or our Annual Report on Form 10-K upon written request to our Chief Financial Officer. Copies of exhibits to our Annual Report on Form 10-K are available from us upon reimbursement of our reasonable costs in providing these documents and written request to our Secretary. Please address requests for these documents to: Chief Financial Officer, Renovis, Inc., Two Corporate Drive, South San Francisco, California 94080. Our filings with the SEC may be inspected at the offices of the SEC located in Washington, D.C. Documents filed electronically with the SEC may also be accessed through the website maintained by it at www.sec.gov.

Stockholder Proposals for 2006 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be so included for the 2006 annual meeting of stockholders, stockholder proposals must comply with the requirements of Rule 14a-8 and must be received by us no later than January 14, 2006, unless the meeting date is before May 9, 2006 or after July 8, 2006, in which case a reasonable time before we begin to print and mail our proxy materials. In addition, our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2006 annual meeting of stockholders, such a proposal must be received by us after February 8, 2006 but no later than March 10, 2006. If the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Except as otherwise provided by law, the chairman of the meeting may disregard any stockholder proposal if the chairman determines that it is not made in compliance with the applicable notice provisions. If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, we need not present the proposal for a vote at such meeting.

By order of the Board of Directors

Alan C. Mendelson
Secretary

South San Francisco, California

May 13, 2005

APPENDIX A

May 13, 2005

Dear Stockholder:

Please join us for the 2005 Annual Meeting of Stockholders of Renovis, Inc. The meeting will be held on June 8, 2005 at 2 p.m. Pacific time at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California.

At this year’s meeting, you will have the opportunity to elect three directors, approve the appointment of our independent auditors, and transact any other business properly presented at the meeting, as more fully described in the accompanying Proxy Statement. If you owned shares of common stock at the close of business on April 12, 2005, you will be entitled to vote at the Annual Meeting. In addition, you will have the opportunity to hear what has happened to our business in the past year and to ask questions. Additional information about the items of business to be discussed at our Annual Meeting is given in the enclosed Proxy Statement. You will find other detailed information about Renovis and our operations in the enclosed package which includes Renovis’ Annual Report on Form 10-K for 2004, which contains our audited financial statements.

We hope you can join us on June 8, 2005. If you are planning to attend, please send an e-mail to ir@renovis.com so that we may include you on the attendance list. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Corey S. Goodman, Ph.D.
President, Chief Executive Officer and Director

Two Corporate Drive,

South San Francisco, CA 94080

tel: 650/266-1400

fax: 650/266-1505

www.renovis.com

This Proxy is Solicited on Behalf of the Board of Directors

Renovis, Inc.

2005 Annual Meeting of Stockholders

The undersigned hereby appoints Corey S. Goodman, Ph.D., and John C. Doyle as proxies, with the power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of stock of Renovis, Inc., a Delaware corporation, standing in the name of the undersigned with all powers which the undersigned would have if present at the Annual Meeting of Stockholders to be held on June 8, 2005, at 2 p.m. Pacific time and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could so act if personally present thereat, as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no selection is made, this proxy will be voted FOR proposals 1 through 2.

☐	I PLAN TO ATTEND THE MEETING

Proposal 1:	Election of Class II Directors
	Nominees:	Nancy M. Crowell John H. Friedman John P. Walker
(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.)

	VOTE FOR ☐		WITHHOLD AUTHORITY ☐
	all nominees listed		to vote for all nominees
(except as marked to the contrary)

Proposal 2:	Ratification of the selection of Ernst & Young LLP as the independent public registered accounting firm for the fiscal year 2005

	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the 2005 Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the above nominees are unable to serve.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. If you have any questions, call John C. Doyle at (650) 266-1400.

Number of Shares

Signature of Stockholder	Date

Signature of Stockholder	Date

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.